MEMORANDUM OF UNDERSTANDING

School TV Co., Ltd. (“School TV”) and Kidding Co. (“Kidding”) enter into This Memorandum of Understanding (MOU) as follows:

Article 1

1.	School TV shall support Investech Co. (“Investech”) for the business opening and management of RE/MAX office in the region owned by Kidding.

2.	Kidding shall pay School TV JPY 980,000 (sales tax excluded) as the business opening supporting fee. The term of the payment shall be fixed by mutual agreement.

3.	Kidding shall pay School TV the management fees as follows:
(1)	Brokerage fee
(2)	Brokerage office fee
(3)	Agent fee

4.	Kidding shall pay above fees by 15th day of the following month by bank transfer. Transfer charge shall be owed to Kidding.

Article 2

This MOU shall be effective on August 1, 2017.

July 28, 2017

School TV Co., Ltd.

1-23-38, Esakacho, Suita-shi, Osaka, Japan

Tomoo Yoshida

President

/s/ Tomoo Yoshida

Kidding Co..

2-12-5, Yotsuya, Shinjuku-ku, Tokyo Japan

Yoshiki Oketani

President

/s/ Yoshiki Oketani